CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the use in the Statement of Additional Information constituting parts of this Post Effective Amendment No. 30 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 2, 1999, relating to the financial statements and financial highlights appearing in the May 31, 1999 Annual Report to Shareholders of the John Hancock Strategic Income Fund, which appear in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" in such Prospectus.



/s/PricewaterhouseCoopers LLP
-----------------------------
Boston, Massachusetts
September 24, 1999